EXHIBIT 10.1

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (this “Agreement”) is entered into as of the 24th day of March, 2008 (the “Effective Date”), by and between Force Protection, Inc., a Nevada corporation (the “Company”), and Lenna Ruth Macdonald (“Executive”).

W I T N E S S E T H:

WHEREAS, the Executive currently serves as a key employee of the Company and the Executive’s services and knowledge are valuable to the Company in connection with the management of one or more of the Company’s principal operating facilities, divisions, departments or Subsidiaries (as defined in Section 1);

WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interests of the Company and its stockholders to improve upon the existing severance protections for its key employees and to provide an additional inducement to secure the Executive’s continued services and, in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1) of the Company, to ensure the Executive’s continued and undivided dedication to the Executive’s duties when faced with the possibility of  Change in Control; and

WHEREAS, the Board has authorized the Company to enter into this Agreement.

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

1.             Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)           “Board” means the Board of Directors of the Company.

(b)           “Cause” means (i) the Executive’s material breach of the Executive’s duties and responsibilities (other than as a result of the Executive’s Disability) which is (x) demonstrably willful and deliberate on the Executive’s part, (y) committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and (z) not remedied within ten (10) days after receipt of written notice from the Company specifying such breach; (ii) the Executive’s indictment for, conviction of, or plea of nolo contendere to, a felony; or (iii) the Executive’s gross negligence or any act of theft, fraud, misappropriation, malfeasance or dishonesty by the Executive in connection with the performance of the Executive’s duties to the Company which is demonstrably willful and deliberate on the Executive’s part.

                Cause shall not exist unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by a majority of the entire Board at any duly called meeting of the Board (after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (i), (ii) or (iii) has occurred and specifying the particulars thereof in detail.

                The Company must notify the Executive of any event constituting Cause (in accordance with the provisions of Section 14(b)) within ninety (90) days following the Board’s (excluding, if applicable, the Executive) knowledge of its existence or such event shall not constitute Cause under this Agreement.

(c)           “Change in Control” means the occurrence of any one of the following events:

(i)            any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:  (A) by the Company or any Subsidiary; (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (C) by any underwriter temporarily holding securities pursuant to an offering of such securities; (D) pursuant to a Non-Control Transaction (as defined in paragraph (iii) below); or (E) a transaction (other than one described in paragraph (iii) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Board (as defined in paragraph (ii) below) approves a resolution providing expressly that the acquisition pursuant to this clause (E) does not constitute a Change in Control under this paragraph (i);

(ii)           individuals who, on February 29, 2008, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to February 29, 2008, whose election or nomination for election was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board;

(iii)          the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders (whether for such transaction or the issuance of securities in the transaction or otherwise) (a “Reorganization”), unless immediately following such Reorganization:  (A) more than 60% of the total voting power of (x) the corporation resulting from such Reorganization (the “Surviving Company”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 95% of the voting securities eligible to elect directors of the Surviving Company (the “Parent Company”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among holders thereof immediately prior to the Reorganization; (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company (or, if there is no Parent Company, the Surviving Company); and (C) at least a majority of the members of the board of directors of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Reorganization were members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization (any Reorganization which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Control Transaction”);

(iv)          the stockholders of the Company approve a plan of complete liquidation or dissolution; or

(v)           the consummation of a sale (or series of sales) of all or substantially all of the assets of the Company and its Subsidiaries to an entity that is not an affiliate of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of 35% or more of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that, if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then occur.

(d)           “Change in Control Termination Period” means the period of time beginning with a Change in Control and ending at the end of the Window Period.

(e)           “Date of Termination” means (i) the effective date on which the Executive’s employment with the Company terminates, as specified in a prior written notice by the Company or the Executive, as the case may be, to the other, delivered pursuant to Section 14, or (ii) if the Executive’s employment with the Company terminates by reason of death, the date of death of the Executive.

(f)            “Disability” means the Executive’s incapacity due to physical or mental illness, as evidenced by a written statement from a licensed physician acceptable to the Company or by the insurance company which insures the Company’s long-term disability plan in which the Executive is eligible to participate which confirms the Executive’s inability to perform due to such physical or mental illness.

(g)           “Good Reason” means, without the Executive’s express written consent, the occurrence of any of the following events following a Change in Control:

(i)            (A) any change in the authority, duties or responsibilities that is inconsistent in any material and adverse respect with the Executive’s authority, position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities) or (B) a material and adverse change in the Executive’s reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control;

(ii)           a material reduction by the Company in the Executive’s rate of annual base salary or annual target bonus opportunity (including any material and adverse change in the formula for such annual bonus target) as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

(iii)          any requirement of the Company that the Executive be based anywhere more than fifty (50) miles from the place of business where the Executive is located at the time of the Change in Control;

(iv)          the failure of the Company to continue in effect any employee benefit plan or compensation plan in which the Executive is participating immediately prior to such Change in Control and which is material to the Executive’s overall compensation, unless the Executive is permitted to participate in other plans providing the Executive with benefits or compensation which are not materially less, or the taking of any action by the Company which would materially and adversely affect the Executive’s participation in or materially and adversely reduce the Executive’s benefits under any such plan; or

(v)           a material breach by the Company of this Agreement or any other material agreement in effect between the Executive and the Company.

                Any event described in this Section 1(g) which occurs prior to a Change in Control, but was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control, shall constitute Good Reason following a Change in Control for purposes of this Agreement (treating the date of such event as the date of the Change in Control) notwithstanding that it occurred prior to the Change in Control.  For purposes of this Agreement, any good faith determination of Good Reason made by the Executive shall be conclusive; provided, however, that an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive shall not constitute Good Reason.  The Executive must provide notice of termination of employment (in accordance with the provisions of Section 14(b)) within ninety (90) days of the Executive’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.  The Company shall have thirty (30) days following its receipt of a notice of termination of employment from the Executive to remedy the condition the Executive claimed to provide a basis for such termination in the notice of termination.

(h)           “Nonqualifying Termination” means a termination of the Executive’s employment (i) by the Company for Cause, (ii) by the Executive for any reason other than (x) for Good Reason during the Change in Control Termination Period or (y) for any reason during the Window Period, (iii) as a result of the Executive’s death, or (iv) by the Company due to the Executive’s absence from the Executive’s duties with the Company on a full-time basis for at least one hundred thirty (130) business days during any consecutive twelve month period as a result of the Executive’s Disability.

(i)            “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets on liquidation or dissolution.

(j)            “Window Period” means the thirty (30) day period immediately following the six (6) month anniversary of a Change in Control.

2.             Obligations of the Executive.  The Executive agrees that if a Change in Control shall occur, the Executive shall not voluntarily leave the employ of the Company without Good Reason until ninety (90) days following such Change in Control.

3.             Severance Payments.  Except as otherwise provided in Section 4 and subject to Section 6 and Section 19, if the Executive’s employment with the Company is terminated other than by reason of a Nonqualifying Termination, then the Company shall pay or provide the Executive (or the Executive’s beneficiary or estate) with the following payments or benefits:

(a)           a lump-sum cash amount within thirty (30) days following the Date of Termination equal to the sum of: (i) the Executive’s base salary through the Date of Termination, and any accrued vacation, in each case to the extent not theretofore paid; (ii) any unpaid bonus accrued with respect to the fiscal year ending on or preceding the Date of Termination; and (iii) subject to presentment of appropriate documentation, any unreimbursed expenses incurred through the Date of Termination in accordance with Company policy (collectively, the “Accrued Amounts”);

(b)           a lump-sum cash amount within the calendar year next following the calendar year during which the Date of Termination occurs equal to the product of (i) the annual bonus the Executive would have been paid based on the achievement of actual performance goals and (ii) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365) (the “Pro-Rata Bonus”);

(c)           a lump-sum cash amount within thirty (30) days following the Date of Termination equal to one times the sum of (A) the Executive’s annual base salary and (B) the greatest of (1) the Executive’s target bonus for the fiscal year in which the Executive’s Date of Termination occurs and (2) the average of the actual bonuses earned by the Executive in respect of the two (2) preceding fiscal years of the Company immediately preceding the fiscal year in which the Date of Termination occurs;

(d)           subject to (A) the Executive’s timely election of continuation coverage under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”), (B) the Executive’s continued co-payment of the employee portion of any contribution or premium at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars) and (C) the Executive’s continued eligibility for COBRA continuation coverage, the Company will pay for a period of up to twelve (12) months following the Date of Termination the portion of the Executive’s COBRA premium equivalent to what the Company would have paid if the Executive were an employee of the Company.  Notwithstanding the foregoing, in the event the Executive fails to pay any required contribution or premium or becomes employed with another employer and becomes eligible to receive substantially similar or improved medical, dental or vision benefits from such employer (whether or not the Executive accepts such benefits), the Company’s obligations under this Section 3(d) shall immediately cease, except that the Company’s obligation to continue to make available continuation coverage under COBRA at the full COBRA rates shall be determined in accordance with COBRA.  The Executive will notify the Company of the Executive’s eligibility for medical, dental or vision benefits from a subsequent employer within thirty (30) days of such eligibility; and

(e)           with respect to outstanding equity awards held by the Executive as of the Date of Termination, all stock options and stock appreciation rights that would become vested and exercisable if the Executive had continued to be employed with the Company during the twelve (12) month period commencing on the Date of Termination shall vest and become exercisable and the restrictions on all restricted stock awards, restricted stock units and other equity or incentive awards that would have lapsed if the Executive had continued to be employed with the Company during the twelve (12) month period commencing on the Date of Termination shall lapse and such awards shall become immediately payable; and

(f)            all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (the “Other Benefits”).

4.             Change in Control Severance Payments.  If a Change in Control occurs and the Executive’s employment with the Company is terminated (x) other than by reason of a Nonqualifying Termination (1) during the Change in Control Termination Period or (2) prior to the Change in Control Termination Period and the Executive reasonably demonstrates that such termination was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect such Change in Control and who effectuates such Change in Control (or such termination was otherwise in anticipation of such Change in Control) or (y) by the Executive for any reason during the Window Period, then, subject to Section 6 and Section 19 the Company shall pay or provide the Executive (or the Executive’s beneficiary or estate) with the following payments or benefits:

(a)           a lump-sum cash amount within thirty (30) days following the Date of Termination (or, if later, the date of the Change in Control) equal to the sum of the Accrued Amounts;

(b)           a lump-sum cash amount within the calendar year next following the calendar year during which the Date of Termination occurs equal to the Pro-Rata Bonus;

(c)           a lump-sum cash amount within thirty (30) days following the Date of Termination (or, if later, the date of the Change in Control) equal to one and one-half times the sum of: (A) the Executive’s highest rate of annual base salary during the 12-

month period prior to the Date of Termination; and (B) the greatest of (1) the Executive’s target bonus for the fiscal year in which the Executive’s Date of Termination occurs, (2) the Executive’s target bonus for the fiscal year in which the Change in Control occurs and (3) the average of the actual bonuses earned by the Executive in respect of the two (2) preceding fiscal years of the Company immediately preceding the fiscal year in which the Change in Control occurs;

(d)           COBRA continuation coverage pursuant to Section 3(d), except that the Company will pay the portion of the Executive’s COBRA premium equivalent to what the Company would have paid if the Executive were an employee of the Company for a period of up to eighteen (18) months following the Date of Termination instead of for up to twelve (12) months;

(e)           with respect to outstanding equity awards held by the Executive as of the Date of Termination, all stock options and stock appreciation rights shall vest and become exercisable and the restrictions on all restricted stock awards, restricted stock units and other equity or incentive awards shall lapse and such awards shall become immediately payable; and

(f)            the Other Benefits.

Notwithstanding anything herein to the contrary, if the Executive becomes entitled to, and receives, payments and benefits pursuant to Section 3 and thereafter becomes entitled to payments and benefits pursuant to this Section 4, payments and benefits due under this Section 4 shall be reduced by any amounts received pursuant to Section 3.

5.             Payments Upon Non-Qualifying Termination of Employment.  If the Executive’s employment with the Company shall terminate by reason of a Nonqualifying Termination, then the Company shall pay to the Executive (or the Executive’s beneficiary or estate) within thirty (30) days following the Date of Termination, a lump-sum cash amount equal to the Accrued Amounts (other than the amount described in Section 3(a)(ii)) and provide the Other Benefits.

6.             Release Required; Resignations.  Any amounts payable pursuant to this Agreement (other than Accrued Amounts and Other Benefits) shall only be payable if the Executive executes and delivers to the Company (and does not revoke) a general release of claims in a form substantially in the form of Exhibit A attached hereto.  In addition, upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign from any position as an officer, director or fiduciary of any Company-related entity.

7.             Certain Additional Payments by the Company.  (a)  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay the Executive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes) including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(b)           Subject to the provisions of Section 7(a), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”).  Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules, (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder.  The Gross-Up Payment under this Section 7 with respect to any Payments shall be made no later than thirty (30) days following such

Payment and, in no event, later than the calendar year next following the calendar year in which the Executive remits the taxes to which such Gross-Up Payment relates.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  The Determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder.  In the event that the Executive thereafter is required to make payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of the Executive.  In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for the Executive’s Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Executive to or for the benefit of the Company.  The Executive shall cooperate, to the extent the Executive’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

(c)           Nothing in this Section 7 is intended to violate the Sarbanes-Oxley Act and to the extent that any advance hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Executive.

8.             Restrictive Covenants.

(a)           Non-Compete.  While employed by the Company and during the twelve (12) month period after the Date of Termination (the “Restricted Period”), the Executive shall not directly or indirectly (without the prior written consent of the Company):

(i)            hold a 5% or greater equity (including stock options whether or not exercisable), voting or profit participation interest in a Competitive Enterprise, or

(ii)           associate (including as an officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with the Executive’s association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

(A)          that is substantially related to any activity that the Executive was engaged in with the Company or any of its affiliated entities during the twelve (12) months prior to the Date of Termination (excluding as a director),

(B)           that is substantially related to any activity for which the Executive had direct or indirect managerial or supervisory responsibility with the Company or any of its affiliated entities during the twelve (12) months prior to the Date of Termination, or

(C)           that calls for the application of specialized knowledge or skills substantially related to those used by the Executive in the Executive’s activities with the Company or any of its affiliated entities during the twelve (12) months prior to the Date of Termination.

For purposes of this Agreement, “Competitive Enterprise” means any business enterprise anywhere worldwide that either (A) engages in the manufacture and sale of blast- and ballistic- protected wheeled vehicles for the US or foreign militaries or (B) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

(b)           Non-Solicit.  During the Restricted Period, the Executive shall not, in any manner, directly or indirectly (without the prior written consent of the Company):  (i) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company or any of its affiliated entities, (ii) transact business with any Client that would cause the Executive to be engaged in a Competitive Enterprise, (iii) interfere with or damage any relationship between the Company or any of its affiliated entities and a Client or (iv) Solicit anyone who is then an employee of the Company or any of its affiliated entities to resign from the Company or affiliated entity or to apply for or accept employment with any other business or enterprise.

(c)           For purposes of this Agreement, a “Client” means any client or prospective client of the Company or any of its affiliated entities to whom the Executive provided services, or for whom the Executive transacted business, or whose identity became known to the Executive in connection with the Executive’s relationship with or employment with the Company, and “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(d)           Confidential Information.  The Executive hereby acknowledges that, as an employee of the Company, the Executive will have access to confidential information of a special and unique nature and value relating to the Company and its strategic plan and financial operations.  The Executive further recognizes and acknowledges that all such confidential information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company.  Accordingly, the Executive hereby covenants and agrees not to, at any time, directly or indirectly, divulge, reveal or communicate any such confidential information to any person, firm, corporation or entity whatsoever, or use any such confidential information for the Executive’s own benefit or for the benefit of others.  Notwithstanding the foregoing, the Executive shall be authorized to disclose confidential information (i) as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), (ii) in any criminal proceeding against the Executive after providing the Company with prior written notice and an opportunity to seek protection for such confidential information, and (iii) with the prior written consent of the Company.

(e)           Return of Company Property.  On the Date of Termination (or at any time prior thereto at the Company’s request), the Executive shall return all property (both tangible and intellectual) belonging to the Company or any of its affiliated entities (including, but not limited to, files, monthly management financial booklets, projections, forecasts, balance sheets, income statements, audited financial statements, total cost development budgets, actual or prospective purchaser or customer lists, written proposals and studies, plans, drawings, specifications, reports to creditors, books, accounts, reports to directors, minutes, resolutions, certificates, bank account numbers, passwords, rolodexes, identification cards, credit cards, computers, fax machines, cellular or other telephones, Blackberries, beepers, PDA’s, keys, card access keys to any building of the Company or any of its affiliated entities, deeds, contracts, office equipment and supplies, records, computer disks and any other documents or things received or acquired in connection with the Executive’s employment with the Company) without retaining any copies or extracts thereof.

(f)            Nondisparagement.  The Executive agrees not to make negative comments or otherwise disparage the Company or any of its affiliated entities or its or their officers, directors, employees, shareholders, agents or products, in any manner likely to be harmful to them or their business, business reputation or personal reputation.

(g)           Cooperation.  Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliated entities and their respective representatives in defense of any claims that may be made against the Company or any of its affiliated entities, and will assist the Company and its affiliated entities in the prosecution of any claims that may be made by the Company or any of its affiliated entities, to the extent that such claims may relate to the period of the

Executive’s employment with the Company.  The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or any of its affiliated entities.  The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or any of its affiliated entities (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or any of its affiliated entities with respect to such investigation, and shall not do so unless legally required.

(h)           Survival.  The obligations contained in this Section 8 shall survive the termination of the Executive’s employment with the Company and shall be fully enforceable thereafter.

(i)            Validity.  The terms and provisions of this Section 8 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected.  The parties hereto acknowledge that the potential restrictions on the Executive’s future employment imposed by this Section 8 are reasonable in both duration and geographic scope and in all other respects.  If for any reason any court of competent jurisdiction shall find any provisions of this Section 8 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(j)            Tolling.  In the event of any violation of the provisions of this Section 8 on or after the Date of Termination, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

9.             Withholding Taxes.  The Company may withhold from all payments due to the Executive (or the Executive’s beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law or regulation, the Company is required to withhold therefrom.

10.           Reimbursement of Expenses.

(a)           If any contest or dispute shall arise under this Agreement involving the termination of the Executive’s employment with the Company (including the covenants contained in Section 8) or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof (a “Dispute”) and the Executive prevails on the material issues in such Dispute, the Company shall, upon presentment of appropriate documentation (which submission shall be made within forty-five (45) days after the resolution of such Dispute), promptly pay or reimburse the Executive, for all reasonable legal fees and expenses (including costs of the arbitrators) incurred by the Executive in connection with such Dispute.

(b)           Notwithstanding the provisions of Section 10(a), the Company shall, on a quarterly basis, upon presentment of appropriate documentation (which submission shall be made within forty-five (45) days after the end of such quarter), reimburse the Executive for all legal fees and expenses (including costs of the arbitrators), if any, incurred by the Executive in connection with a Dispute arising on or after a Change in Control (or otherwise related to a Change in Control), except that the Executive shall reimburse the Company (to the extent permitted under applicable law) for the fees and expenses advanced (i) in the event the Executive’s claims are determined to have been advanced by the Executive in bad faith or were frivolous, or (ii) to the extent that such legal fees and expenses are determined to be unreasonable.

11.           Termination of Agreement.  This Agreement shall be effective on the Effective Date and shall terminate one year after the date of any written notification from the Company to the Executive terminating this Agreement; provided, however, that if a Change in Control occurs while this Agreement is still operative, any written notification to the Executive terminating this Agreement (including any written notification given prior to such Change in Control), shall not be effective prior to the end of the Change in Control Termination Period; and provided, further, that this Agreement shall continue in effect following any termination that is not a Nonqualifying Termination which occurs prior to such termination with respect to all rights and obligations accruing as a result of such termination.

12.           Scope of Agreement.  Nothing in this Agreement shall be deemed to alter the “at-will” nature of the Executive’s employment or entitle the Executive to continued employment with the Company.

13.           Successors; Binding Agreement.

(a)           This Agreement shall not be terminated by any Reorganization.  In the event of any Reorganization, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

(b)           The Company agrees that concurrently with any Reorganization that does not constitute a Non-Control Transaction, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Executive (or the Executive’s beneficiary or estate), all of the obligations of the Company hereunder.  Failure of the Company to obtain such assumption prior to the effectiveness of any such Reorganization, shall be a material breach of this Agreement and shall constitute Good Reason hereunder and shall entitle the Executive to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive’s employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination.  For purposes of implementing the foregoing, the date on which any such Reorganization becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination, if requested by the Executive.

(c)           This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive.  This Agreement shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.

14.           Notices.  (a)  For purposes of this Agreement, all notices and other communications required or permitted hereunder (each, a “Notice”) shall be in writing and shall be sent by either party by personal delivery, e-mail, fax (with a Notice contemporaneously given by another method specified in this Section 14), recognized overnight commercial courier or United States mail (certified and return receipt requested, postage prepaid) and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, addressed as follows:

If to the Company:	Force Protection, Inc.
9801 Highway 78, Building No. 1
Ladson, South Carolina 29456-3802
Attention: Co-General Counsel
Facsimile: (843) 553.1311

If to the Executive:	To the Executive’s last address (or to the last
facsimile number) shown on the records
of the Company

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt (or refusal of receipt).

(b)           A written notice of the Executive’s Date of Termination by the Company or the Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the termination date (which date shall be not less than thirty (30) nor more than sixty (60) days after the giving of such notice).  The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

15.           Full Settlement; No Mitigation.  The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu of and in full settlement of all other severance or similar payments to the Executive under any other severance or employment agreement between the Executive and the Company, any severance plan of the Company and any statutory entitlement (including notice of termination, termination pay and/or severance pay).  The Company’s obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 3(d), such amounts shall not be reduced whether or not the Executive obtains other employment.

16.           Employment with Subsidiaries.  Employment with the Company for purposes of this Agreement shall include employment with any Subsidiary or affiliate entity.

17.           GOVERNING LAW; VALIDITY.  THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF SOUTH CAROLINA WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS.  THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

18.           Disputes.

(a)           Mandatory Arbitration.  Subject to the provisions of this Section 18, any Dispute will be finally settled by arbitration in Charleston, South Carolina administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules then in effect.  However, the AAA’s Commercial Arbitration Rules will be modified in the following ways:  (i) the decision must not be a compromise but must be the adoption of the submission by one of the parties; (ii) the dispute shall be decided by a panel of three (3) arbitrators, one appointed by each of the parties and the third appointed by the other two (2) arbitrators or, if the arbitrators do not agree, appointed by the AAA; (iii) each arbitrator will agree to treat as confidential evidence and other information presented to them; (iv) there will be no authority to award punitive damages (and the Executive and the Company agree not to request any such award); (v) the optional Rules for Emergency Measures of Protections will apply; (vi) there will be no authority to amend or modify the terms of this Agreement except as provided in Section 21 (and the Executive and the Company agree not to request any such amendment or modification); and (vii) a decision must be rendered within ten (10) business days of the parties’ closing statements or submission of post-hearing briefs.

(b)           Injunctions and Enforcement of Arbitration Awards.  The Executive or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in Charleston, South Carolina to enforce any arbitration award under Section 18(a).  Also, the Company may bring such an action or proceeding, in addition to its rights under Section 18(a) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Section 8.  The Executive agrees that (i) violating any part of Section 8 would cause damage to the Company that cannot be measured or repaired and that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 would be inadequate, (ii) the Company therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of Section 8 in addition to any remedies at law, (iii) no bond will need to be posted for the Company to receive such an injunction, order or other relief and (iv) no proof will be required that monetary damages for violations of Section 8 would be difficult to calculate and that remedies at law would be inadequate.  In addition, in the event of a violation by the Executive of Section 8, any severance payments or benefits being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease and any severance previously paid to the Executive shall be immediately repaid to the Company.

(c)           Jurisdiction and Choice of Forum.  The Executive and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in Charleston, South Carolina over any Dispute that is not otherwise arbitrated or resolved according to Section 18(a).  This includes any action or proceeding to compel arbitration or to enforce an arbitration award.  Both the Executive and the Company (i) acknowledge that the forum stated in this Section 18(c) has a reasonable relation to this Agreement and to the relationship between the Executive and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 18(c) in the forum stated in this Section 18(c), (iii) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 18(c) and (iv) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on the Executive and the Company.  However, nothing in this Agreement precludes the Executive or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Section 18(a) and this Section 18(c).

19.           Section 409A of the Code.  The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations and other guidance promulgated thereunder (“Section 409A”) or an exemption from Section 409A.  Notwithstanding anything in this Agreement to the contrary, if the Executive is a “specified employee” (as described in Section 409A) on the Date of Termination, any amount to which the Executive would otherwise be entitled during the first six months following a separation of service that constitutes nonqualified deferred compensation within the meaning of Section 409A and that is therefore not exempt from Section 409A as involuntary separation pay or a short-term deferral will be accumulated and paid in a single lump sum cash payment (without interest) on the earlier of (i) the first business day of the seventh month following the date of such “separation from service” (as defined under Section 409A) or (ii) the date of the Executive’s death, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  For purposes of this Agreement, each amount to be paid or benefit to be provided hereunder shall be construed as a separate identified payment for purposes of Section 409A.

20.           Counterparts.  This Agreement may be executed (including by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts) in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

21.           Miscellaneous.  No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.  Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason or the Company to terminate employment for Cause, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  Except as otherwise specifically provided for herein, the rights of, and benefits payable to, the Executive or the Executive’s estate or beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive or the Executive’s estate or beneficiaries under any other employee benefit plan or compensation program of the Company.

22.           Section Headings.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

[Signatures on next page]

                IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement on the Effective Date.

FORCE PROTECTION, INC.

By:	/s/ Michael Moody
Name: Michael Moody
Title: Chief Executive Officer and President

“EXECUTIVE”

/s/ Lenna Ruth Macdonald
Name: Lenna Ruth Macdonald

Exhibit A

Form of General Release

This General Release, dated as of the [•] day of [•] 20[•], is delivered by [•] (the “Executive”) to and for the benefit of the Released Parties (as defined below).  The Executive acknowledges that this General Release is being executed in accordance with Section 6 of the Severance Agreement dated [•], 200[•] (the “Severance Agreement”).

1.             General Release.  (a)  The Executive, for himself and for the Executive’s heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives (collectively, the “Releasors”) hereby forever releases, waives and discharges the Released Parties (as defined below) from each and every claim, demand, cause of action, fee, liability or right of any sort (based upon legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), known or unknown, which Releasors ever had, now have, or hereafter may have against the Released Parties by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter from the beginning of the world up to and including the Effective Date (as defined below), including, without limitation, those in connection with, or in any way related to or arising out of, the Executive’s employment or termination of employment or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Released Parties.

(b)           Without limiting the generality of the previous paragraph, this General Release is intended to and shall release the Released Parties from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter have against the Released Parties including, but not limited to:  (1) any claim of discrimination or retaliation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Released Parties subject to the terms and conditions of such plan and applicable law) and the Family and Medical Leave Act; (2) any claim under the South Carolina Human Affairs Law and the South Carolina Wage Payment Statute; (3) any other claim (whether based on federal, state or local law or ordinance, statutory or decisional) relating to or arising out of the Executive’s employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, including, but not limited to, breach of contract (express or implied), tort, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (4) any claim for attorney’s fees, costs, disbursements and the like.

(c)           The foregoing release does not in any way affect: (1) the Executive’s rights of indemnification to which the Executive was entitled immediately prior to the Date of Termination (as defined in the Severance Agreement); and (2) the right of the Executive to take whatever steps may be necessary to enforce the terms of the Severance Agreement.

(d)           For purposes of this General Release, the “Released Parties” means Force Protection, Inc. (the “Company”), all current and former parents, subsidiaries, related companies, partnerships, joint ventures and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and, with respect to each of them, their predecessors and successors, and, with respect to each such entity, all of its past, present, and future employees, officers, directors, members, stockholders, owners, representatives, assigns, attorneys, agents, insurers, and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors (whether acting as agents for such entities or in their individual capacities).

2.             No Existing Suit.  The Executive represents and warrants that, as of the Effective Date of this General Release, the Executive has not filed or commenced any suit, claim, charge, complaint, action, arbitration, or legal proceeding of any kind against the Company or its subsidiaries or affiliates.  The Executive acknowledges that this General Release does not prohibit the Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission.

3.             Knowing and Voluntary Waiver.  By signing this General Release, the Executive expressly acknowledges and agrees that: (a) the Executive has carefully read it and fully understands what it means; (b) the Executive has discussed this General Release with an attorney of the Executive’s choosing before signing it; (c) the Executive has been given at least twenty-one (21) calendar days to consider this General Release; (d) the Executive has agreed to this General Release knowingly and voluntarily and was not subjected to any undue influence or duress; (e) the consideration provided the Executive under Severance Agreement is sufficient to support the releases provided by the Executive under this General Release; (f) the Executive may revoke the Executive’s execution of this General Release within seven (7) days after the Executive signs it by sending written notice of revocation as set forth below; and (g) on the eighth day after the Executive executes this General Release (the “Effective Date”), this General Release becomes effective and enforceable, provided that the Executive does not revoke this Agreement during the revocation period.  Any revocation of the Executive’s execution of this General Release must be submitted, in writing, to Force Protection, Inc. 9801 Highway 78, Building No. 1, Ladson, South Carolina 29456-3802, to the attention of the Co-General Counsel, stating “I hereby revoke my execution of the General Release.”  The revocation must be personally delivered to the General Counsel or mailed to the General Counsel and postmarked within seven (7) days of the Executive’s execution of this General Release.  If the last day of the revocation period is a Saturday, Sunday or

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legal holiday, then the revocation period will be extended to the following day which is not a Saturday, Sunday or legal holiday.  The Executive agrees that if the Executive does not execute this General Release or, in the event of revocation, the Executive will not be entitled to receive any of the payments or benefits under the Severance Agreement (other than the Accrued Amounts and the Other Benefits).  The Executive must execute this General Release on or before [•], 20[•].

This General Release is final and binding and may not be changed or modified.

Date:
Lenna Ruth Macdonald

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